Exhibit 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (this "Amendment"), dated as of July 11, 2016, amends that certain Executive Employment Agreement (the "Agreement") dated as of November 27, 2013 between CohBar, Inc., a Delaware corporation (the "Company"), and Jeffrey Biunno. The Company and Mr. Biunno hereby agree to amend the provisions of the Agreement as follows:

1. Section 2 of the Agreement is hereby deleted and replaced in its entirety with the following:

2. Term/Termination.

Your employment with the Company is "at will." Accordingly, both You and the Company remain free at all times to terminate the employment relationship, with or without cause, immediately upon written notice to the other party. Upon any termination of Your employment the Company shall pay You any earned but unpaid portion of Your then applicable Base Salary (as defined below), bonus, benefits and unreimbursed business expenses, in each case with respect to the period ending on the date of notice of termination (the "Termination Date"). If Your employment is terminated by the Company without Cause (as defined below), or if You resign with Good Reason (as defined below), then, in lieu of any further salary, bonus, benefits or other payments for periods subsequent to the Termination Date (a) the Company shall pay You a severance payment ("Severance") in an aggregate gross amount equal to fifty percent (50%) of your then current annual Base Salary, (b) the Company shall reimburse You for the premiums on any COBRA coverage that You elect for Yourself and the members of your immediate family for a period of six (6) months following the Termination Date ("COBRA Reimbursements"), and (c) the number of unvested shares subject to the Options (as defined below) equal to the number that would have vested during the twelve (12) months immediately following the Termination Date shall immediately vest and be exercisable in accordance with the terms of the Option Agreement (as defined below). Severance shall be payable at regular intervals in accordance with the Company's normal payroll processes over a period of six months from the date of such termination (the "Severance Period") and shall be subject to normal payroll deductions and withholding. COBRA Reimbursements shall be paid promptly following Your incurrence of such expenses.

Any material breach of this Agreement or that certain Proprietary Information and Inventions Assignment Agreement by and between You and the Company dated as of the date hereof which remains uncured during the Severance Period (or which is incapable of cure) shall immediately relieve the Company from its obligation to pay Severance and/or COBRA Reimbursements and shall entitle the Company to recover in full any amounts paid under this Section 2. You further recognize and agree that as a precondition to obtaining Severance and/or COBRA Reimbursements, You must sign a Separation Agreement in a form substantially similar to the form of Separation Agreement attached as Exhibit A hereto that, among other things, releases any claims You may have against the Company and such Separation Agreement must become effective within fifty-five (55) days following the Termination Date. Failure to sign the Separation Agreement and provide for its effectiveness will relieve the Company of any obligation to pay Severance or COBRA Reimbursements and entitle it to recover any such amounts already paid.

For purposes hereof, "Cause" means (i) Your conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) dishonesty or fraudulent conduct by You against the Company; (iii) Your willful violation of a key Company policy or material breach of this Agreement, provided that if such violation or breach is curable, such violation or breach may be cured by You within ten (10) days after You receive written notice of such violation or breach (including, but not limited to, acts of harassment, discrimination, or violence; use of unlawful drugs or drunkenness during normal work hours); (iv) the willful failure by You to perform your duties for the Company if such failure to perform is not cured by You within ten (10) days after You receive written notice of such failure; (v) competing with the Company, diversion of any corporate opportunity or other similar conflict of interest or self-dealing incurring to Your direct or indirect benefit; (vi) gross negligence or intentional misconduct that results in significant injury to the Company or its affiliates; or (vii) Your death or Disability (as defined below).

"Disability" shall mean that You are entitled to receive long-term disability benefits under the long-term disability plan of the Company in which You participate, or, if there is no such plan, your inability, due to physical or mental incapacity, to substantially perform Your duties and responsibilities under this Agreement for one hundred eighty (180) consecutive days.

"Good Reason" shall mean the occurrence, without Your express prior written consent, of any one or more of the following:

(1)         A material breach of this Agreement by the Company;

(2)         Your duties or responsibilities are materially diminished or You are assigned duties that are inconsistent with the duties then currently performed by You;

(3)          The Company's requiring You to work principally from an office located in excess of forty (40) miles from Your home in Wayne, New Jersey, except for required travel on the Company's business to an extent substantially consistent with Your position;

(4)          A material reduction by the Company of Your Base Salary, except to the extent ratably consistent with reductions applied to the base salaries of all the Company's executive officers; or

(5)          The initiation of insolvency proceedings or the voluntary or involuntary filing of a petition for bankruptcy or similar reorganization of the Company.

Notwithstanding the foregoing, Your resignation as a result of any of the foregoing conditions shall be considered a voluntary resignation by You unless You shall have provided written notification to the Company of the condition(s) allegedly constituting Good Reason and Company shall have failed to correct such condition(s) within ten (10) days after Company's receipt of such notice; provided, that Your resignation occurs on or prior to the earliest to occur of (i) the correction of the condition(s) allegedly constituting Good Reason and (ii) the date that is six (6) months following the initial existence of the occurrence of the applicable event or condition claimed to constitute "Good Reason".

2. Except as otherwise set forth herein the Agreement will remain unmodified and in full force and effect

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EXECUTED as of this 11th day of July, 2016.

COHBAR, INC.

By:	/s/ Simon Allen
Name:	SIMON ALLEN
Title:	CEO

JEFFREY BIUNNO

/s/ Jeffrey Biunno, CFO

AMENDMENT TO STOCK OPTION GRANT NOTICE

This Amendment to Stock Option Grant Notice (this "Amendment"), dated as of July 11, 2016, amends that certain Stock Option Grant Notice (the "Notice") dated as of April 9, 2014 between CohBar, Inc., a Delaware corporation (the "Company"), and Jeffrey Biunno. The Company and Mr. Biunno hereby agree to amend the provisions of the Notice as follows:

Vesting Schedule: The following paragraph is hereby added as the final paragraph of the Vesting Schedule section of the Notice:

If Optionee is terminated without Cause or resigns for Good Reason (as such capitalized terms are defined in that certain Executive Employment Agreement, dated November 27, 2013 by and between Company and Optionee, as amended from time to time (the "Employment Agreement")), then that number of shares subject to the Option equal to the number of unvested shares that would have vested during the twelve (12) months immediately following the termination date shall immediately vest and be exercisable.

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EXECUTED as of this 11th day of July, 2016.

COHBAR, INC.

By:	/s/ Simon Allen
Name:	SIMON ALLEN
Title:	CEO

JEFFREY BIUNNO

/s/ Jeffrey Biunno, CFO